Exhibit 10.1

POLYCOM, INC.

CHANGE OF CONTROL SEVERANCE AGREEMENT

This amended and restated Change of Control Severance Agreement (the “Agreement”) is made and entered into by and between [NAME] (the “Employee”) and Polycom, Inc., a Delaware corporation (the “Company”), effective as of [DATE] (the “Effective Date”).

RECITALS

1. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control transaction. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a “Change of Control” (as defined herein) of the Company.

2. The Board believes that it is in the best interests of the Company and its stockholders to provide the Employee with an incentive to continue his or her employment and to motivate the Employee to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

3. The Board believes that it is imperative to provide the Employee with certain severance benefits upon the Employee’s termination of employment following a Change of Control. These benefits will provide the Employee with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change of Control.

4. Certain capitalized terms used in the Agreement are defined in Section 7 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.Term of Agreement. This Agreement shall terminate upon the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2.At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law, except as may otherwise be specifically provided under the terms of any written formal employment agreement between the Company and the Employee (an “Employment Agreement”). If the Employee’s employment terminates for any reason, including (without limitation) any termination prior to a Change of Control, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement or under his or her Employment Agreement.

3.Agreement to Remain with the Company for 6 Months Following a Change of Control. Employee agrees to remain employed with the Company (or its successor corporation) for a period of six (6) months following a Change of Control unless his or her employment terminates due to Employee’s death, “Disability” (as defined herein), for “Good Reason” (as defined herein), or is terminated involuntarily by the Company during such six (6) month period.

4.Termination of Employment. In the event Employee’s employment with the Company terminates for any reason governed by this Agreement, Employee will be entitled to any: (a) unpaid base salary accrued up to the effective date of termination, (b) unpaid, but earned and accrued annual incentive for any completed fiscal year as of his or her termination of employment, (c) pay for accrued but unused vacation, (d) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Employee, (e) unreimbursed business expenses required to be reimbursed to Employee, and (f) rights to indemnification Employee may have under the Company’s Articles of Incorporation, Bylaws, or separate indemnification agreement, as applicable.  In addition, if the termination is by the Company other than for “Cause” (as defined herein), Employee terminates his or her employment with the Company (or any parent or subsidiary of the

Company) for Good Reason or Employee dies or terminates employment due to Disability, Employee may be entitled to the amounts and benefits specified in Section 5.

5.Severance Benefits.

(a) Involuntary Termination Other than for Cause or Voluntary Termination for Good Reason Following a Change of Control. If within [NUMBER (XX)] months following a Change of Control (i) the Employee terminates his or her employment with the Company (or any parent or subsidiary of the Company) for Good Reason or (ii) the Company (or any parent or subsidiary of the Company) terminates the Employee’s employment for other than Cause, or (iii) the Employee dies or terminates employment due to Disability, then the Employee shall receive from the Company the severance payments and benefits described in this Section 5(a), subject to the Employee signing and not revoking a standard release of claims with the Company in a form reasonably acceptable to the Company (“Release”) within the period required by the Release and in no event later than sixty (60) days following the Employee’s termination of employment, inclusive of any revocation period set forth in the release of claims (collectively, the “Release Deadline Date”), provided that the Release shall not be required in the event of Employee’s death. If the Release does not become effective by the Release Deadline Date, the Employee will forfeit any rights to severance payments and benefits in Section 5(a) and under this Agreement.  No severance will be paid or provided until the Release becomes effective. The Company must provide the form of Release to the Employee in a reasonable period of time following termination of employment so that the Employee has a reasonable opportunity to have the Release become effective before the Release Deadline Date.

(i) Severance Payment. The Employee shall be entitled to receive a lump-sum severance payment (less applicable withholding taxes) equal to [PERCENT]% of the Employee’s annual base salary (as in effect immediately prior to (A) the Change of Control, or (B) the Employee’s termination, whichever is greater) plus [PERCENT]% of the Employee’s target bonus for the fiscal year in which the Change of Control or the Employee’s termination occurs, whichever is greater.

(ii) Options; Restricted Stock. All of the Employee’s then outstanding options to purchase shares of the Company’s Common Stock (the “Options”) shall immediately vest and became exercisable. Additionally, all of the shares of the Company’s Common Stock then held by the Employee subject to a Company repurchase right (the “Restricted Stock”) shall immediately vest and the Company’s right of repurchase with respect to such shares of Restricted Stock shall lapse. The Options shall remain exercisable following the termination for the period prescribed in the respective option agreements.

(iii) Performance Shares. The Employee will vest in one hundred percent (100%) of the performance shares subject to his or her performance share awards, if any, and the payment of such vested performance shares shall be made as soon as practicable following the date of termination in accordance with the provisions of the applicable performance share award, except as otherwise provided herein. For this purpose, if the Change of Control occurs during the performance period applicable to a performance share award, the “performance shares subject to his or her performance share awards” shall be deemed to be one hundred percent (100%) of the Target Number of Performance Shares (as set forth in the applicable performance share award). Notwithstanding any provision in this Agreement or the applicable performance share award to the contrary and to the extent required to avoid imposition of any additional tax or income recognition under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), prior to actual payment to the Employee, the performance shares for which the vesting would not have otherwise been accelerated under the terms of the applicable performance share award shall be paid at the same time or times as if such performance shares had vested in accordance with the vesting schedule and provisions set forth in the applicable performance share award.

(iv) Other Awards. With respect to outstanding awards issued under the Company’s stock plans other than award types addressed in Sections 5(a)(ii) and (iii) above, the Employee will immediately vest in and have the right to exercise such awards, all restrictions will lapse, and all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. Such awards will be paid or otherwise settled as soon as administratively practicable following the date of termination or, if later, the date of exercise. Notwithstanding the foregoing, to the extent required to avoid imposition of any additional tax or income recognition under Section 409A of the Code, such awards shall be paid or settled at the same time or times that the awards otherwise would have been paid or settled in the absence of this Section 5(a)(iv).

(v) Additional Cash Payment. The Employee shall be entitled to receive an additional lump-sum severance payment (less applicable withholding taxes) equal to the result of (A) times (B).  For this purpose, “A” will equal 24, and “B” will equal the amount of the monthly premium that would be required for the first month of coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and all applicable regulations (referred to collectively as “COBRA”), with the premium calculated on the assumption that the Employee in fact elects coverage for himself or herself, and any eligible spouse and/or dependents of the Employee that were enrolled in the applicable Company health plan immediately prior to the Change of Control.  However, the Employee will be eligible for this taxable payment without regard to whether he or she actually elects COBRA continuation coverage.

(b) Timing of Severance Payments. If the Release required by Section 5(a) becomes effective by the Release Deadline Date, severance payments and benefits under this Agreement will be paid in a lump sum payment (less any applicable withholding taxes) on the first business day after the Release Deadline Date, but in no event later than March 15th of the calendar year immediately following the calendar year of the Employee’s termination of employment, except as required by Section 5(f).  If the Employee should die before all amounts have been paid, such unpaid amounts shall be paid in a lump sum payment (less any applicable withholding taxes) to the Employee’s designated beneficiary, if living, or otherwise to the personal representative of the Employee’s estate, as described in Section 5(f) below.

(c) Voluntary Resignation; Termination for Cause. If the Employee’s employment with the Company terminates (i) voluntarily by the Employee other than for Good Reason or due to Disability or (ii) for Cause by the Company, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company, including, without limitation, any Employment Agreement.

(d) Termination Apart from Change of Control. In the event the Employee’s employment is terminated for any reason, either prior to the occurrence of a Change of Control or after the [NUMBER (XX)]–month period following a Change of Control, then the Employee shall be entitled to receive severance and any other benefits only as may then be established under the Company’s existing written severance and benefits plans and practices or pursuant to other written agreements with the Company, including, without limitation, any Employment Agreement.

(e) Exclusive Remedy. In the event of a termination of Employee’s employment within [NUMBER (XX)] months following a Change of Control, the provisions of this Section 5 are intended to be and are exclusive and in lieu of any other rights or remedies to which the Employee or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement. The Employee shall be entitled to no benefits, compensation or other payments or rights upon termination of employment following a Change in Control other than those benefits expressly set forth in this Section 5.

(f) Section 409A.

(i) Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no Deferred Compensation Separation Benefits (as defined below) payable under this Agreement will be considered due or payable until the Employee has incurred a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended and the final regulations and any guidance promulgated thereunder (together, “Section 409A”).  In addition, if the Employee is a “specified employee” within the meaning of Section 409A at the time of the Employee’s separation from service (other than due to death), then the severance benefits payable to the Employee under this Agreement, if any, and any other severance payments or separation benefits that may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) otherwise due to the Employee on or within the six (6) month period following the Employee’s separation from service will accrue during such six (6) month period and will become payable in a lump sum payment (less any applicable withholding taxes) on the date six (6) months and one (1) day following the date of the Employee’s separation from service. All subsequent payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. In no event will the Employee have discretion to determine the taxable year of payment of any Deferred Compensation Separation Benefits. Notwithstanding anything herein to the contrary, if the Employee dies following his or her separation from service but prior to the six (6) month anniversary of his or her date of separation, then any payments delayed in accordance with this paragraph will be payable in a lump sum (less any applicable withholding taxes) to the Employee’s estate as soon as administratively practicable after the date of the Employee’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

(ii) Amendments to this Agreement to Comply with Section 409A. This provision is intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations. The Company and the Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions, which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Employee under Section 409A. In no event will the Company reimburse the Employee for any taxes that may be imposed on the Employee as a result of Section 409A.

6.Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Employee (a) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (b) but for this Section 6, would be subject to the excise tax imposed by Section 4999 of the Code, then the Employee’s severance benefits under Section 5(a) or other benefits shall be either:

(i) delivered in full, or

(ii) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Employee on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits and other benefits may be taxable under Section 4999 of the Code.

In the event of a reduction in accordance with Section 6(ii), the reduction will occur, with respect to such severance and other benefits considered “parachute payments” within the meaning of Section 280G of the Code, in the following order:

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First, stock options or stock appreciation rights that meet all of the following: (i) the grant of which is treated as “contingent” (see definition below in this Section 6) under Section 280G of the Code, (ii) are assumed or substituted by the surviving corporation or its parent, and (iii) are “underwater” or “at-the-money” (see definitions below in this Section 6);

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Second, stock options or stock appreciation rights that meet all of the following: (i) the grant of which is not treated as “contingent” under Section 280G of the Code, (ii) accelerate vesting under Section 5(a) above or otherwise, (iii) are assumed or substituted by the surviving corporation or its parent, and (iv) are “underwater” or “at-the-money”;

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Third, stock options or stock appreciation rights that meet all of the following: (i) the grant of which is treated as “contingent” under Section 280G of the Code, (ii) are assumed or substituted by the surviving corporation or its parent, and (iii) are “in-the-money” (see definition below in this Section 6);

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Fourth, restricted stock, restricted stock units, performance shares or other outstanding equity awards (other than stock options or stock appreciation rights) that meet all of the following: (i) the grant of which is treated as “contingent” under Section 280G of the Code and (ii) either are assumed or substituted by the surviving corporation or its parent or “cashed-out” (see definition below in this Section 6) in connection with the Change of Control;

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Fifth, stock options or stock appreciation rights that meet all of the following: (i) the grant of which is treated as “contingent” under Section 280G of the Code and (ii) are “cashed-out” in connection with the Change of Control;

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Sixth, cash severance, bonus, retention and other similar pay (including such cash severance pay provided pursuant to Sections 5(a)(i) and 5(a)(v) above) that are treated as “contingent” under Section 280G of the Code;

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Seventh, stock options or stock appreciation rights that meet all of the following: (i) the grant of which is not treated as “contingent” under Section 280G of the Code, (ii) accelerate vesting under Section 5(a) above or otherwise, (iii) are assumed or substituted by the surviving corporation or its parent, and (iv) are “in-the-money”;

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Eighth, stock options or stock appreciation rights that meet all of the following: (i) the grant of which is not treated as “contingent” under Section 280G of the Code, (ii) accelerate vesting under Section 5(a) above or otherwise, (iii) are “cashed-out” in connection with the Change of Control, and (iv) are “in-the-money”;

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Ninth, restricted stock, restricted stock units, performance shares or other outstanding equity awards (other than stock options or stock appreciation rights) that meet all of the following: (i) the grant of which is not treated as “contingent” under Section 280G of the Code, (ii) accelerate vesting under Section 5(a) above or otherwise, and (iii) either are assumed or substituted by the surviving corporation or its parent or “cashed-out” in connection with the Change of Control;

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Tenth, the acceleration in the timing of any “vested” payment in cash or in kind.  For this purpose, a payment will be considered “vested” if the payment is vested at the time the payment acceleration occurs and any vesting of the payment that has occurred is not considered "contingent" under Section 280G of the Code;

•	Eleventh, Company-paid coverage under the long-term disability and life insurance plans and any other taxable benefits provided or paid for by the Company; and
•	Twelfth, Company-paid coverage under the health, dental, and vision plans and any other tax-free benefits provided or paid for by the Company.

For purposes of this Section 6, the following rules will apply:

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In the first and second categories above, if there are multiple grants of stock options or stock appreciation rights, the most “underwater” award will be reduced first with each subsequent reduction applying to the next most “underwater” award;

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In the third and seventh categories above, if there are multiple grants of stock options or stock appreciation rights, the least “in-the-money” award will be reduced first with each subsequent reduction applying to the next most “in-the-money” award;

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In the fourth, fifth, eighth, and ninth categories, if there are multiple grants of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares or other equity awards, each grant within each category will be reduced on a pro-rata basis; and

•	In the sixth and tenth categories, if there are multiple types of cash or in-kind payments, each payment within each category will be reduced on a pro-rata basis.

For clarification purposes, these rules do not change the order described above but rather provide ordering rules that apply within each category in the event of multiple equity grants or payments.

For purposes of this Section 6, the following terms used herein will mean:

•	Whether an equity award will be treated as “contingent” will be determined in accordance with Treasury Regulation Section 1.280G-1 A-22.
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An equity award will be “cashed-out” in connection with a Change of Control if the award is cancelled after payment to the Employee of an amount in cash or cash equivalents equal to (A) the fair market value of the shares of Company Common Stock subject to the equity award at the time of the Change of Control (as determined in accordance with the applicable equity award agreement) minus (B) the exercise or purchase price, if any, of the shares of Company Common Stock subject to the equity award at the time of the Change of Control.

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A stock option or stock appreciation right will be considered “underwater” if: (A) the award accelerates or is valued for purposes of Section 280G on the date of the Change of Control and the per share exercise price of the award is greater than the per share consideration provided to holders of shares of Company Common Stock pursuant to the Change of Control, or (B) the award accelerates or is valued for purposes of Section 280G of the Code on any date after the Change of Control and the per share exercise price of the award, as adjusted pursuant to the Change of Control, is greater than the fair market value of a share of common stock with respect to which the award may be exercised.
•

A stock option or stock appreciation right will be considered “at-the-money” if: (A) the award accelerates or is valued for purposes of Section 280G on the date of the Change of Control and the per share exercise price of the award is equal to the per share consideration provided to holders of shares of Company Common Stock pursuant to the Change of Control, or (B) the award accelerates or is valued for purposes of Section 280G of the Code on any date after the Change of Control and the per share exercise price of the award, as adjusted pursuant to the Change of Control, is equal to the fair market value of a share of common stock with respect to which the award may be exercised.

•

A stock option or stock appreciation right will be considered “in-the-money” if: (A) the award accelerates or is valued for purposes of Section 280G on the date of the Change of Control and the per share exercise price of the award is less than the per share consideration provided to holders of shares of Company Common Stock pursuant to the Change of Control, or (B) the award accelerates or is valued for purposes of Section 280G of the Code on any date after the Change of Control and the per share exercise price of the award, as adjusted pursuant to the Change of Control, is less than the fair market value of a share of common stock with respect to which the award may be exercised.

Unless the Company and the Employee otherwise agree in writing, any determination required under this Section 6 shall be made in writing by a nationally recognized accounting or valuation firm selected by the Company (the “Accountants”), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes.  For purposes of making the calculations required by this Section 6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 6.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6.

7.Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) Cause. “Cause” shall mean (i) an act of personal dishonesty taken by the Employee in connection with his or her responsibilities as an employee and intended to result in substantial personal enrichment of the Employee, (ii) Employee being convicted of a felony, (iii) a willful act by the Employee which constitutes gross misconduct and which is injurious to the Company, or (iv) following delivery to the Employee of a written demand for performance from the Company which describes the basis for the Company’s reasonable belief that the Employee has not substantially performed his or her duties, continued violations by the Employee of the Employee’s obligations to the Company which are demonstrably willful and deliberate on the Employee’s part.

(b) Change of Control. “Change of Control” means the occurrence of any of the following:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d–3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) Any action or event occurring within a two–year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least sixty percent (60%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iv) The consummation of the sale, lease or other disposition by the Company of all or substantially all the Company’s assets.

(c) Disability. “Disability” shall mean that the Employee has been unable to perform his or her Company duties as the result of his or her incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee’s legal representative (such determination as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate the Employee’s employment. In the event that the Employee resumes the performance of substantially all of his or her duties hereunder before the termination of his or her employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

(d) Good Reason. “Good Reason” means without the Employee’s express written consent (i) a material reduction of the Employee’s duties, title, authority or responsibilities, relative to the Employee’s duties, title, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to Employee of such reduced duties, title, authority or responsibilities; (ii) a substantial reduction of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction; (iii) a reduction by the Company in the base compensation or target annual bonus opportunity of the Employee as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of benefits to which the Employee was entitled immediately prior to such reduction with the result that such Employee’s overall benefits package is significantly reduced; or (v) the relocation of the Employee to a facility or a location more than thirty-five (35) miles from such Employee’s then present location.

8.Successors.

(a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers an agreement pursuant to a purchase, merger, consolidation, liquidation or otherwise as described in this Section 8(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) The Employee’s Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9.Notice.

(a) General. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (i) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (ii) upon delivery, if delivered by hand, (iii) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (iv) one (1) business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed (A) if to Employee, at his or her last known residential address and (B) if to the Company, at the address of its principal corporate offices (attention: Secretary), or in any such case at such other address as a party may designate by ten (10) days’ advance written notice to the other party pursuant to the provisions above.

(b) Notice of Termination. Any termination by the Company for Cause or by the Employee for Good Reason or due to Disability or as a result of any voluntary resignation shall be communicated by a notice of termination to the other party hereto given in accordance with this Section 9(b) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than thirty (30) days after the giving of such notice). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Good Reason or Disability shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his or her rights hereunder.

10.Miscellaneous Provisions.

(a) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

(b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d) Entire Agreement. This Agreement, together with any equity award agreement, constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof. With respect to equity awards granted on or after the date hereof, the acceleration of vesting provided herein will apply to such awards except to the extent otherwise explicitly provided in the applicable equity award agreement.

(e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California. The Superior Court of Santa Clara County and/or the United States District Court for the Northern District of California shall have exclusive jurisdiction and venue over all controversies in connection with this Agreement.

(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(g) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANYPOLYCOM, INC.

By:

[NAME]

Title:

Date:

EMPLOYEEBy:

[NAME]

Title:

Date: